Exhibit 99.1

Lexicon United Subsidiary to Service New Debt Portfolio

AUSTIN, TX--(MARKET WIRE)—October 9, 2009 -- Lexicon United Incorporated (OTC BB:LXUN.OB - News), a financial services holding company specializing in collections and credit recovery, announced that its subsidiary, ATN Capital e Participacoes Ltd. ("ATN"), a Brazilian company which specializes in debt recovery, has reached an agreement with Ativos S/A Securitizadora to provide collection services relative to a new portfolio with a face value of over 671 million Brazilian Reais (approximately $372 million) of distressed debt assets of Banco do Brasil SA.

“This agreement is evidence of our powerful alliances with major Brazilian financial institutions.  Depending on our performance, we would expect to be retained to provide additional collection services for this customer”, said Elie Saltoun, Lexicon’s President.

At the same time, ATN has improved its capabilities to handle up to a 50% higher collection volume generated from its customer base.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Company's securities, nor shall there be any sale of the Company's securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Lexicon United Incorporated:

Lexicon United Inc. is a financial services holding company specializing in collections and credit recovery. ATN, a subsidiary of the Company, is engaged in the business of managing and servicing accounts receivables for large financial institutions in Brazil and acquiring portfolios of debt assets for its own account. Revenues are primarily derived from collections related to distressed debt assets..

Further information regarding ATN can be found at www.atncapital.com.br

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Contact:
Contact:
Jeffrey Nunez
Vice President
512-266-3507